Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AstraZeneca PLC

We consent to the incorporation by reference in the registration statement (No. 333-214756) on Form F-3 and registration statements (No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918, No. 333-124689, No. 333-152767 and No. 333-170381) on Form S-8 of AstraZeneca PLC of our reports dated 2 February 2017, with respect to the consolidated statements of financial position of AstraZeneca PLC and subsidiaries as of 31 December 2016, 2015 and 2014 and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, and the effectiveness of internal control over financial reporting as of 31 December 2016, which reports appear in the 2016 Annual Report on Form 20-F of AstraZeneca PLC.

/s/ KPMG LLP

KPMG LLP

London

United Kingdom

March 7, 2017